Exhibit 5.1

June 16, 2010

tw telecom holdings inc.

Park Ridge One

10475 Park Meadows Drive

Littleton, Colorado 80124

Re:	tw telecom holdings inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4, File No. 333-             (the “Registration Statement”) of tw telecom holdings inc., a Delaware corporation (the “Company”), and certain affiliate guarantors listed therein (the “Guarantors”), in connection with the exchange of $430,000,000 principal amount of the Company’s 8% Senior Notes due 2018 (the “Notes”) for $430,000,000 principal amount of the Company’s outstanding 8% Senior Notes due 2018 (the “Old Notes”). The Notes will be issued pursuant to an indenture dated as of March 17, 2010 (the “Indenture”), among the Company, each Guarantor and the Trustee named therein, and will be guaranteed by such Guarantors pursuant to guarantees set forth therein (the “Guarantees”).

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Notes and the Indenture, including the Guarantees.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When duly executed and authenticated in accordance with the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

2. When the Notes are duly executed and authenticated in accordance with the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Guarantees endorsed thereon will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and will be entitled to the benefits of the Indenture.

tw telecom holdings inc.

June 16, 2010

The opinions expressed herein are subject to the following qualifications, assumptions and limitations:

(a) In rendering the opinions set forth above, we have assumed (i) that each party to any of the Indenture or the Notes has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization; (ii) that each party to any of the Indenture or the Notes has full power and authority (corporate or otherwise) to authenticate, execute, deliver and/or perform, as the case may be, such document; (iii) that the authentication, execution, delivery and/or performance, as the case may be, of the Indenture and the Notes by each party thereto have been duly authorized by all necessary action (corporate and otherwise) on the part of such party; (iv) that the Indenture has been, and the Notes will have been, duly authenticated, executed and delivered, as the case may be, by each of the parties thereto; (v) the Notes and the Indenture are valid and binding upon all parties thereto other than the Company and the Guarantors; (vi) that the authentication, execution, delivery and performance, as the case may be, of each of the Indenture and the Notes by each party thereto do not and will not violate or constitute a default under any provision of applicable law or regulation, or any organizational document of any such party, or any contract, undertaking, judgment, injunction, order, decree or other instrument to which any such party is a party or by which it or its properties is bound; and (vii) the legal capacity of natural persons.

(b) In rendering the opinions set forth above, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the original documents of all documents submitted to us as copies thereof, and the authenticity of the originals of such latter documents; (iv) that immediately prior to the exchange contemplated by the Indenture and the Registration Statement, the Old Notes were in full force and effect (and had been duly authenticated, executed and delivered by each of the parties thereto), and that the form of the Notes conforms to that included in the Indenture; (v) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (vi) that the conduct of the parties to the transaction has complied with any requirement of good faith, fair dealing and conscionability.

(c) The opinions set forth herein may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

(d) Enforcement of the rights and remedies granted under the Notes and the Indenture may be limited by (i) general principles of equity (including without limitation concepts of materiality, unconscionability, reasonableness, good faith, and fair dealing (regardless of whether considered in a proceeding at law or in equity)); (ii) the availability of equitable remedies; and (iii) the discretion of a court to grant, impose or render remedies under specific circumstances.

(e) We express no opinion as to the enforceability of any provisions in the Notes or the Indenture regarding indemnification or contribution or liquidated damages or requiring the payment of interest at a higher rate than the rate ordinarily borne by the Notes upon default. We express no opinion with respect to (i) the enforceability of any severability provision contained in the Notes or the Indenture or (ii) any provision in the Notes or the Indenture requiring that waivers be in writing tw telecom holdings inc.

June 16, 2010

or providing that a party’s failure to exercise any right, remedy or option under such documents shall not operate as a waiver.

(f) We express no opinion as to whether waivers of statutory or common law rights contained in either the Notes or the Indenture are enforceable.

(g) We have assumed that each party to the Notes and the Indenture (other than the Company and the Guarantors) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such documents against the Company and the Guarantors.

(h) We express no opinion as to the governing law or the choice of law provisions of any of the Notes and the Indenture.

(i) We express no opinion as to the enforceability of provisions by which the parties submit to the jurisdiction of particular courts or waive objections to venue or waive a jury trial.

(j) The opinions expressed above are limited to the specific issues addressed and to laws existing on the date hereof. By rendering our opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.

(k) We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law), and the federal laws of the United States.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

FAEGRE & BENSON LLP

/s/ Faegre & Benson LLP